Free Writing Prospectus dated November 13, 2019 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Registration Statement No. 333-233639

viveve

Advancing the Science of Women's Intimate Health

NASDAQ: VIVE

November 2019

Safe Harbor Statement & Risk Factors

All statements in this presentation that are not based on historical fact are "forward looking statements". While management has based any forward-looking statements included in this presentation on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements.

Such risks, uncertainties, and other factors include, but are not limited to: (i) we currently do not have the ability to market our system in the U.S. for sexual function, vaginal laxity or stress urinary incontinence; (ii) we will need to obtain FDA clearance or approval for other indications, which may not be granted; (iii) our business is not profitable, and we may not be able to achieve profitability; (iv) we depend on distributors to market and sell our products and they may not be successful; (v) we currently have limited sales and marketing resources; (vi) the fluctuation of global economic conditions; (vii) the performance of management and our employees; (viii) our ability to obtain financing; (ix) competition and general economic conditions; (x) concentration of ownership of our common stock may have the effect of delaying or preventing a change in control; (xi) the company or its distributors may be unable to obtain or maintain international regulatory clearances or approvals for their current or future products , or their distributors may be unable to obtain necessary qualifications , which could harm business; and (xii) other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1 with the SEC, including a preliminary prospectus dated September 5, 2019 (the "Preliminary Prospectus") and an amended Form S-1/A dated November 13, 2019 with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Preliminary Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Avenue, 26th Floor, New York, NY 10172 or by email at prospectus@ladenburg.com

Corporate Overview

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.


viveve

Leading Women's Intimate Health

- Track record of commercial success
- IP protected RF platform technology designed specifically for Women's Intimate Health Indications
- Most robust clinical evidence in industry focused on vaginal laxity/sexual function & SUI
- Multi-billion market opportunities forthcoming through near-term clinical readouts and regulatory clearances

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

viveve

Established & Growing Commercial Business

Continuing Commercial Growth

- Global installed base – 805 Viveve Systems worldwide
- ~39k treatment tips sold globally since inception
- Direct sales & distributor network - commercial footprint in 50+ countries with label for vaginal laxity and/or sexual function

Significant Label Expansion Opportunities

- Positive data from 6 clinical studies in Vaginal Laxity/Sexual Function and Stress Urinary Incontinence (SUI)
- U.S. Sexual Function study – VIVEVE II – readout in April 2020
- Continuing to evaluate results of LIBERATE-INT in SUI
- International SUI Feasibility Study planned for Q4 – readout expected Q2 2020
- U.S. SUI trial pending review of Int. SUI feasibility study – LIBERATE-US

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Anticipated Near-Term Milestones

Milestone	Expected Timing
❖ International SUI Feasibility Study Initiated	Q4 2019
❖ Paragon Launch China	Q4 2019
❖ International SUI Feasibility LPLV	Q1 2020
❖ **Viveve II – Sexual Function Readout**	**April 2020**
❖ International SUI Feasibility Readout	Q2 2020
❖ IDE Approval & LIBERATE-US SUI Trial Initiation	2H 2020
❖ **U.S. FDA Clearance – Sexual Function**	**Q4 2020**
❖ LIBERATE-US SUI Trial Enrollment Completed	End 2020

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Executive Leadership

Steven Basta – Chairman of Board

- President, Chief Executive Officer, and Director of Menlo Therapeutics, Inc. (NASDAQ:MNLO)
- Former CEO of Merz Aesthetics, the successor to BioForm Medical
- Former CEO of BioForm Medical, Inc., a publicly listed medical aesthetics company that was acquired by Merz for ~$253 million.
- Former Director of Carbylan, Inc. and RF Surgical, Inc. (acquired by Medtronic (NYSE:MDT) for ~$235 million)

Scott Durbin – Chief Executive Officer & Director

- Joined Viveve in early 2013 and became CEO and Director in May 2018.
- Former Chief Financial Officer of Aastrom Biosciences (now Vericel Corporation (NASDAQ:VCEL) with a market cap of $700 million)
- Former COO and CFO for Prescient Medical, Inc., a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks
- Served as a financial consultant for two formerly publicly traded biotech companies, Scios, Inc. – a Johnson & Johnson company and Alteon, Inc.
- Former investment banker in the healthcare and M&A groups at Lehman Brothers Inc.

Jim Robbins – VP of Finance & Administration (PAO)

- Former VP of Finance and Administration for Auxogyn, Inc., a medical technoglogy company focused on women's reproductive health
- Former Director of Finance and VP of Finance for Micrus Endovascular, Inc., a medical device company focused on the treatment of cerebral vascular diseases.
- Prior to Micrus Endovascular, Jim served as Corporate Controller at Genitope Corporation, a biotech company focused on novel immunotherapies for the treatment of cancer.
- Served in management positions for high tech companies including Extricity, Inc., InVision Technologies, Inc., and Truevision, Inc.

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Product Overview

About the System and Treatment

About the System

The **Viveve System** is a patented, cryogen-cooled monopolar, radiofrequency (RF) energy delivery system. Controlled-cooling protects the tissue surfaces from any damage and impacts the resistance of the epithelial layer which allows for greater penetration of the RF energy. RF consistently and safely delivers 90J/cm^2 of energy deep into the tissue.


Cooling
Monopolar Energy Delivered
Cooling

About the Treatment

The Viveve Treatment works via a small probe which emits cryogen-cooling to protect the tissue and radiofrequency waves to heat the tissue. This prompts the production of new collagen to reinvigorate the tissue

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Designed for Women's Intimate Health Indications

Evolved to functional treatments through robust scientific and clinical research in women's intimate health conditions

Viveve 2.0 significant reduction in manufacturing costs for entire platform with higher gross margins

- ❖ Current System COGS $14k – 80% GM*
- ❖ Current Treatment Tip COGS $110 – 78% GM*
- ❖ International manufacturing transfer planned for 2020 leading to ~$75 Treatment Tip COGS – 85%GM*


INTRODUCING
viveve 2.0

* Based on $70k System ASP and $495 Tx Tip ASP

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

SYSTEM FEATURES


IMPROVED, MORE CONSISTENT RADIOFREQUENCY DELIVERY
HIGH-RESOLUTION DISPLAY
ERGONOMIC HANDPIECE
MORE PLEASING TONES
UPDATED GRAPHIC USER INTERFACE
UPDATED FOOT SWITCH WITH SAFETY COVER
viveve
90
32
318

MEDICAL CART FEATURES


LOCKING DRAWERS & STEEL CONSTRUCTION
RIGHT SIDE PULL OUT SHELF
optional left shelf available as an accessory (grey)
BOTTOM SHELF CUSTOMIZED TO HOLD CRYOGEN CANS
SAFETY BUMPERS
EASY ROLL CASTERS WITH LOCKS

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Targeting Large Unmet Medical Needs

Sexual Function (Vaginal Laxity)

Vaginal childbirth overstretches the vaginal introitus (opening)

- Feeling of "looseness" - diminished sensation during intercourse
- Reduction in sexual function and quality of life

12-14 million women worldwide*

Stress Urinary Incontinence (Mild-to-Moderate SUI)

Pregnancy can damage soft tissues and musculature of pelvic floor

- Urine leakage associated with Urethral Hypermobility
- Need to wear pads - reduction in physical activities & quality of life

25-30 million women worldwide*

Strong overlap in prevalent populations
Opportunity to bundle

** Estimated based on Company derived research and data analysis.*

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Successful Q2 Launch of New Viveve U.S. Commercial Model


HCP Pricing
DTC
Recurring Revenue Model
Viveve University
Customer Care

Recurring Revenue Model

- HCP Pricing – lower upfront pricing to reduce barrier to entry – 2X more placements per rep at significantly decreased sales/acquisition cost
- Viveve University provides comprehensive practice and clinical training
- Customer Care Team provides inside marketing and sales support and practice triage
- Targeted Unbranded DTC aids in driving patients to our customers

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

viveve

New Recurring Revenue Model

Old Commercialization Model

- Capital Purchase – practitioners purchase the System; higher revenue on a per-unit basis, but lower market penetration – high acquisition cost per customer
- Consumable Sales – lower unit placements results in a lower opportunity for consumable sales growth



New Commercialization Model

- Monthly Rental – reduced revenue on a per-unit basis in the near-term, but focus on higher unit placements – low acquisition cost per customer
- Consumable Sales – higher unit placements results in a higher opportunity for consumable sales growth



In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Per Customer Profitability & Financial Sustainability


HCP Pricing
DTC
PROFTABILITY
Viveve University
Customer Care

- At only 2 tips per month Recurring Revenue Model is cash positive in year 1 and grows faster in outer years than Capital Model

	RRM 2020+			CAPITAL MODEL		
	1YR	3YR	5YR	1YR	3YR	5YR
Revenue / Customer						
System Sale	$0K	$0K	$0K	$67K	$67K	$67K
System Rental Fees	$29K	$77K	$125K	$0K	$0K	$0K
Tip Revenue*	$12K	$36K	$59K	$12K	$36K	$59K
Total Revenue	**$41K**	**$112K**	**$184K**	**$79K**	**$103K**	**$126K**
Cost / Customer						
System Cost	$14K	$14K	$14K	$14K	$14K	$14K
Tip Cost	$4K	$11K	$18K	$4K	$11K	$18K
Selling Cost	$13K	$13K	$13K	$46K	$46K	$46K
Training & Support	$2K	$7K	$12K	$2K	$7K	$12K
DTC Marketing Cost**	$5K	$11K	$12K	$5K	$11K	$12K
Total Cost	**$38K**	**$56K**	**$69K**	**$71K**	**$89K**	**$102K**
Contribution Per Unit	**$3K**	**$57K**	**$115K**	**$8K**	**$14K**	**$24K**

*Monthly tips assumed constant at 2 in a pre-label environment

**DTC marketing cost per tip improves over time with awareness and scale

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.
viveve

Global Commercial Footprint Spans 50+ Countries


NORTH AMERICA
2 countries
450 Systems placed
EUROPE
19 countries
32 Systems placed
ASIA PACIFIC
15 countries
255 Systems placed
MIDDLE EAST
6 countries
49 Systems placed
LATIN AMERICA
15 countries
19 Systems placed

- International clearance for sexual function and/or vaginal laxity in 50+ countries
- U.S. label – general surgery

Blue: Direct & Distributor
Green: Distribution Only

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

viveve

Marketing Clearances

The Viveve System is cleared for marketing in 57 countries under the following indications:

Indication for Use	No. of Countries:
❖ General Surgical procedures for electrocoagulation and hemostasis	3 (including U.S.)
❖ General Surgical procedures for electrocoagulation and hemostasis of vaginal tissue and for the treatment of vaginal laxity	32
❖ For treatment of vaginal laxity	5
❖ For treatment of the vaginal introitus, after vaginal childbirth, to improve sexual function	14
❖ General Surgical procedures for electrocoagulation and hemostasis and for the treatment of vaginal laxity	1
❖ For vaginal rejuvenation	1
❖ For treatment of vaginal laxity, urinary incontinence and sexual function	1

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Strategic Focus on Core Areas to Drive Value

- Launched Recurring Revenue Model
- New Customer Care Team

- Organizational Realignment
- Enhanced Gross Margins with v2.0 Launch


Commercial Growth
Operational Efficiency
Label Expansion
Physician & Patient Awareness

- VIVEVE II
- SUI Feasibility Study
- LIBERATE-US Strategy

- Viveve University
- Support of Societies
- Unbranded DTC

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

Clinical Programs

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Clinical Programs

VIVEVE II STUDY

April 2020
12-month final data readout
Sexual Function

Liberate INTERNATIONAL

COMPLETED
6-month final data readout
Stress Urinary Incontinence

Liberate UNITED STATES

End 2020
12-month final data readout
Stress Urinary Incontinence

International Feasibility Study SUI
Q4 2019 Planned Initiation
Q2 2020 Readout
3 arms, 36 patients, 3-month follow-up

* Timelines based on current company estimates.

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.
viveve

VIVEVE I – Demonstrated Improvement in Sexual Function



28
27
26
25
24
23
22
Mean FSFI Score
27
27.6
27.5
FUNCTIONAL
DYSFUNCTIONAL
25.5
25.9
24.3
Active
Sham
Baseline
1 Month
3 Months
6 Months (n=103)

Significant and sustained improvement after a SINGLE treatment

Adjusted mean difference of 3.2 in FSFI score at 6 months p-value = 0.009

FSFI – Female Sexual Function Index: a validated patient reported outcome questionnaire
FSFI analysis conducted on 103 per protocol patients with baseline scores less than 26.5.

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Potential for First FDA Female Sexual Function Indication

VIVEVE II STUDY

- Completed patient enrollment March 2019 – 250 patients at 19 active clinical sites at 1:1 randomization
- Primary efficacy endpoint: mean change from baseline in total Female Sexual Function Index (FSFI) score at 12 months
- Study to support FDA clearance - may lead to the first ever overall sexual function claim for women in the U.S.
- **Expecting end April 2020 readout of final 12-month data***


Q3
Q4
Q1 2019
Q2
Q3
Q4
Q1 2020
Q2
Q3
Q4
IDE Approval
Today
12 Mo. Data
VIVEVE II Sexual Function
Enrollment
Follow-up

* Timelines based on current company estimates.

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

viveve

LIBERATE-International Final Results

Liberate INTERNATIONAL

- Multicenter, randomized, double-blinded, sham-controlled trial – 99 patients at 9 clinical sites at 2:1 randomization
  - Active Tx Tip (cooling and RF) - Sham Tip (cooling only)
- Final 6-month results:
  - Primary efficacy endpoint not achieved: MCFB 1hr Pad Weight Test at 6-months
  - **Consistent substantial improvements across all 6 endpoints for majority of patients in both active and sham groups**
  - Inconclusive data from sham control group may indicate effect unlikely due to placebo effect

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.
viveve

LIBERATE-International Final Results

	1-Hr Pad Weight Test	24-Hr Pad Weight Test	3 Day Diary Incon Episodes	UDI-6	I-QOL	ICIQ-UI-SF
MEDIAN BASELINE SCORES ACTIVE (N=66) SHAM (N=33)	12.8g 12.9g	19.8g 21.8g	8 8	55.6 55.6	52.8 56.8	14 13
MEDIAN PERCENTAGE CHANGE FROM BASELINE AT 6 MONTHS* ACTIVE SHAM	-77.2% -81.0%	-71.0% -61.3%	-83.3% -72.7%	-44.4% -37.5%	35.6% 27.1%	-46.2% -33.3%

*Percentage change results based upon observed case data; UDI-6: Range of 0 (no problem at all) to 100 (max. problem)
IQOL: Range of 0 (max. problem) to 100 (no problem at all); ICIQ-UI-SF: Range of 0 (no problem at all) to 21 (max. problem)

- No device-related safety issues reported
- Treatment groups well balanced & early termination from study as expected (~14%)
- Magnitude, consistency, and duration of effect substantial in both groups – unlikely placebo effect

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Strategic Path Forward for SUI Indication

International SUI Feasibility Study

- Design: Single blind, three arms, 36 patients, three months follow-up
- Study Groups: Active Treatment Tip / Cryogen Only Tip / Inert Sham Tip
- Protocol: Substantially same as LIBERATE-International
- Target start: Q4 2019
- Target results readout: Q2 2020

LIBERATE – U.S. Trial

- Resubmission of IDE to FDA pending SUI Feasibility Study results

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.
viveve

Financials

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis.

viveve

Worldwide Installed Systems and Quarterly Cash Burn

Viveve has reduced its quarterly cash burn by 58% and it is projected to further decrease to $5 million per quarter.

Worldwide Installed Base (# of Units)



RRM Transition
62% increase
850
800
750
700
650
600
550
500
450
497
582
646
703
746
774
805
Q1' 18
Q2' 18
Q3' 18
Q4' 18
Q1' 19
Q2' 19
Q3' 19

Quarterly Cash Burn ($M)(1)



RRM Transition
58% decrease
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$15.0
$7.5
$9.7
$10.6
$11.0
$7.6
$6.3
Q1' 18
Q2' 18
Q3' 18
Q4' 18
Q1' 19
Q2' 19
Q3' 19

(1) Includes a savings of ~$700k of interest paid (cash) per quarter as a result of the CRG debt restructuring and the ability to PIK the remaining interest payments.

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

CRG Debt Conversion & Restructuring

CRG LP has agreed to convert $29.0M of Senior Secured Debt (out of $32.7M of principal)[(1)] into newly authorized non-voting convertible preferred stock.

Non-Voting Convertible Preferred Stock - $31.3 million[(2)]

- Conversion price of CRG Preferred will be the equity offering price
- Conversion limited to 19.99% of outstanding shares and subject to shareholder vote
- 12.5% annual dividend payable quarterly in preferred stock or cash at Company's option
- 15% warrant coverage (calculated on a fully diluted basis post equity financing and debt conversion)
  - Warrant exercise price will be 120% of the equity offering price
  - 5-year term
- 1-year lock-up on all CRG securities
- Upon liquidation event, the holder will receive the greater of (i) liquidation preference, and (ii) the amount they would receive on an as-converted to common stock basis

Remaining Senior Secured Debt Post Debt Conversion - $3.7 million

- Debt due on March 31, 2023
- Interest on remaining payments may be paid in PIK loans
- Removal of the minimum revenue covenant

(1) As of September 30, 2019
(2) Includes $29.0 million of principal plus accrued interest, prepayment premium and back-end fee

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve

Current Capitalization

Capitalization as of September 30, 2019	
Common Shares Outstanding	**1,469,589**
Warrants (weighted average exercise price $629.71)	6,426
Options (weighted average exercise price $300.00)	53,143
RSUs	3,930
Fully Diluted Shares	**1,533,088**

Cash & Cash Equivalents - $9.1M

viveve

Advancing the Science of Women's Intimate Health

NASDAQ: VIVE

In the United States the Viveve System is indicated for use in general surgical procedures for electrocoagulation and hemostasis. viveve